Exhibit 4.4
FORM OF SECURED PURCHASE NOTE

This Secured Purchase Note (the “Purchase Note”) is executed _______, 2010, by and between ___________, (the “Company”) and ________________, (the “Investor”).

All capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Securities Purchase Agreement dated of even date herewith.

R E C I T A L S:

WHEREAS, the Company has authorized the sale and issuance of a non-interest bearing note, a warrant and common stock issuable upon full or partial satisfaction of the note or exercise of the warrant (collectively, the Debenture, the Warrant and the Underlying Shares shall be referred to as the “Securities”) in exchange for a loan by the Investor to the Company of _________________ Dollars ($____________) (the “Loan Amount”);

WHEREAS, as an inducement to enter into this Transaction Documents and as collateral for the Debenture, a certain Affiliate has agreed to pledge _________ shares of common stock of the Company, which shall have been issued as of a date ________ months or more prior to the date hereof;

WHEREAS, the Investor has paid $___________ in cash and issued to the Company ________ secured notes in the amount of $____________ each, in exchange for the delivery of the Securities and the Collateral Shares;

WHEREAS, at the Closing, the Company desires to sell, and the Investor desires to purchase, the Warrant and the Debenture upon the terms and conditions stated in this Purchase Note; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           The Note

(a)           Amount. This Purchase Note shall be in the amount of $___________ (the “Loan”), which the Investor shall deliver to the Company at the Closing.

(b)           Interest.  The Loan shall bear interest at a rate of ________% per year and the interest will be payable in full upon the maturity date unless sooner prepaid.

(c)           Maturity Date.  The Purchase Note shall be due and payable in full and in cash on the date that is ___________ months from the date hereof or May __, 2014 or such earlier date as described in subsection 1(d), below (the “Maturity Date”).  The Investor shall be required to pay the full amount of the Loan in cash, unless Investor is permitted to offset the amount then due by any amount owed under the Debenture as provided by Section 3 below.

(d)           Mandatory Prepayment Date.  Unless this Purchase Note has previously been satisfied or offset by either the Company or Investor with another liability, the Investor shall be required to satisfy the payment under this note at such time when the following items occur: (i) the shares of common stock deliverable in full or partial satisfaction of the Debenture may be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, without limitation; (ii) the _______ month anniversary from the date hereof has elapsed; (iii) the amount outstanding under the Debenture is less than ______________________; and (iv) there is no Event of Default under the Debenture.

(e)           Recourse.  On or after a Mandatory Prepayment Date, the Company shall have full recourse against the Investor in the event that this Note is not paid when due.

2.           Security Interest.  The re-payment of this Note will be secured, at least thirty (30) days prior to the Mandatory Prepayment Date by Collateral having a fair Market Value equal to amount of the Loan.

The Investor shall have the authority to, with the prior written consent of the Company, provided that such consent is not unreasonably withheld, to add additional collateral or substitute collateral as it deems fit provided that the fair market value of the collateral is not diminished.

3.           Offset of Loan with Debenture. In the occurrence of an Event of Default under the Debenture, at either the Investor’s or the Company’s sole option, such party, shall be entitled to satisfy all or any part of the amount owed under this Loan by offsetting the amount owed against a portion of the amount outstanding under the Debenture equal to ________% of the amount owed under this Note which amount will satisfy a corresponding portion of the Debenture.  Such satisfaction of the Loan shall be considered an offset of liabilities and shall be considered, in full or partial, payment and satisfaction of the Loan.

4.           Investor’s Representations and Warranties. Investor warrants and represents as follows (and acknowledges that all of these warranties and representations are material): (a) The matters contained in this Purchase Note were true and complete in all material respects as of the date of filing and remain true and complete as of the date hereof; (b) Investor is authorized and legally and validly permitted to participate in this transaction; (c) Investor has the authority to enter into this Purchase Note; (d) all representations and warranties made in this Purchase Note shall survive for a period of six (6) months following the Maturity Date; and (e) the value of the assets pledged as security for the Investor’s obligations hereunder is not less than the Loan.

5.           Event of Default. In addition to any other “Events of Default” set forth elsewhere in this Purchase Note, the following shall constitute Events of Default under this Purchase Note: (a) Investor fails to satisfy its obligation under this Purchase Note on or before the Maturity Date; or (b) Investor files or has filed against Investor any bankruptcy proceeding and the continuance of any such proceedings unstayed and in effect for a period of 90 days or more. If an Event of Default occurs hereunder, the Investor will be responsible for all costs incurred by the company in collection of this note, including reasonable legal fees, which costs will constitute part of the obligations of the Investor hereunder.   This note constitutes one of a series of 11 notes issued by the Investor to the Company on the date hereof.

6.           Remedies. Upon the occurrence of an Event of Default pursuant to this Purchase Note, the Company may, at its sole and exclusive option, do any or all of the following, either concurrently or separately: (a) accelerate the maturity of this Purchase Note and demand immediate payment in full, whereupon the outstanding principal amount of the Purchase Note and all obligations of Company to Investor hereunder, together with accrued interest thereon and accrued charges and costs, including costs incurred by the Company with respect to the collection of this Purchase Note (including reasonable legal fees), if any, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; (b) offset, recoup or exercise any other legal remedy to offset any liabilities due by the Investor, including but not limited to any offset of this Purchase Note against the Debenture, at the 125% rate  provided under Section 3 hereof;  (c) exercise all legally available rights and privileges; and (d) take appropriate recourse on the collateral.

7.           Miscellaneous.

(a)           As used in this Purchase Note, “Investor” shall mean all persons signing this Purchase Note and borrowing money from Company. The word “including” means “including (but not limited to)” unless specifically stated to the contrary.

(b)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Purchase Note shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without reference to the choice of law provisions thereof.  The Company and, by accepting this Purchase Note, the Investor, each irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County and any United States District Court for the Northern District of Illinois for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Purchase Note and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Purchase Note.  The Company and, by accepting this Purchase Note, the Investor, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Purchase Note, the Investor, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(c)           All notices required under this Purchase Note shall be in writing and addressed to Investor at _____________, with a copy to _____________ and to Company at ____________. Notice shall be mailed by certified mail, return receipt requested, postage properly prepaid, or hand delivered. Notice shall be deemed given, received, and effective 3 days from the date of mailing or on the date of delivery. Either party may change the address for notice by giving the other party notice of the new address in compliance with this section.

(d)           This Purchase Note contains the entire agreement between the parties relating to the subject matter of this Purchase Note.

(e)           This Purchase Note will inure to the benefit of and be binding upon the parties and their successors, representatives, and assigns.

(f)           Investor agrees to perform any and all further acts and to execute and deliver any and all additional documents which may be reasonably necessary to carry out the terms of this Purchase Note or correctly set forth the terms of this Purchase Note.

(g)           Investor may assign any right, benefit, or obligation of Investor under this Purchase Note without Company’s prior written approval. This Note may not be assigned, sold or transferred by the Company without the consent of the Investor.

(h)           Neither party is an agent or representative of the other. Investor is solely responsible for procuring and providing all personnel, facilities, materials, and services necessary to perform Investor’s obligations under this Purchase Note. Nothing in this Purchase Note shall be construed to create a partnership or joint venture between the Investor and the Company, and Investor acknowledges and agrees that the sole relationship of the parties is that of Investor and Company.

[REMAINDER OF PAGE LEFT BLANK]

[SIGNATURE PAGE TO FORM OF SECURED NOTE]

IN WITNESS WHEREOF, the parties have executed this Purchase Note on the above date.

INVESTOR: Name:_________________________ COMPANY: By:____________________________